                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]CONFIDENTIAL, FOR USE OF THE
[_]Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              EMCORE CORPORATION
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Results 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                              EMCORE CORPORATION

                             394 Elizabeth Avenue
                          Somerset, New Jersey 08873

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD FRIDAY, FEBRUARY 27, 1998

To the Shareholders of
 EMCORE Corporation:

  Notice is Hereby Given that the Annual Meeting of Shareholders of EMCORE Corporation will be held at the Marriott Hotel, 110 Davidson Avenue, Somerset, New Jersey 08873 on Friday, February 27, 1998 at 10 o'clock a.m. (E.S.T.) for the purpose of considering and acting upon the following:

    1) The election of 8 Directors.

    2) A proposal to approve an amendment to the 1995 Incentive and Non-Statutory Stock Option Plan to increase the number of common shares issuable thereunder by 725,000 shares.

    3) The ratification of Coopers & Lybrand, L.L.P. as independent auditors of EMCORE Corporation for the fiscal year ending September 30, 1998.

    4) The transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on January 23, 1998 as the record date for the determination of the shareholders of the Company entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment or postponement thereof. Each share of the Company's common stock is entitled to one vote on all matters presented at the Annual Meeting.

  Shareholders are cordially invited to attend the Annual Meeting. However, whether or not a shareholder plans to attend, each shareholder is requested to complete, sign, date and return the enclosed proxy in the accompanying postage prepaid envelope. Until your proxy is voted you may revoke it by delivery to the Company of a subsequently executed proxy or a written notice of revocation. Your prompt response will be appreciated. The Company's Annual Report, Proxy Statement and Proxy are enclosed with this notice.

                                          By order of the Board of Directors,

                                          Thomas G. Werthan
                                          Secretary

January 26, 1998

                              EMCORE CORPORATION
                             394 ELIZABETH AVENUE
                          SOMERSET, NEW JERSEY 08873

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                           FRIDAY, FEBRUARY 27, 1998

INTRODUCTION

  This proxy statement is being furnished to shareholders of record of EMCORE Corporation ("EMCORE" or "Company") as of January 23, 1998, in connection with the solicitation on behalf of the Board of Directors of EMCORE of proxies for use at the Annual Meeting of Shareholders to be held on Friday, February 27, 1998 at 10 o'clock a.m. (E.S.T.), at the Marriott Hotel, 110 Davidson Avenue, Somerset, New Jersey 08873, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Notice of Annual Meeting, Proxy Statement, Proxy and Annual Report are first being mailed to shareholders of record on or about January 27, 1998.

  As of the close of business on January 23, 1998 the Company had 9,321,107 shares of common stock outstanding ("Common Stock"). Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of the majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders as of the record date, their authorized representatives and guests of the Company.

  If the enclosed proxy is signed and returned, it may nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the shareholder signing it, either by a written notice of revocation received by the person or persons named therein or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

   Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon, and, if no such instructions are indicated, will be voted in favor of the nominees for election as directors named below and for the other proposals referred to below.

   The vote required for approval of each of the proposals before the shareholders at the Annual Meeting is specified in the description of such proposal below. Abstentions and broker non-votes will be included in the determination of whether a quorum is present but will not be treated as a vote cast on a proposal.



                       PROPOSAL I. ELECTION OF DIRECTORS

  All directors of the Company hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected.

  The shares represented by proxies returned executed will be voted, unless otherwise specified, in favor of the 8 nominees for the Board of Directors named below. If, as a result of circumstances not known or unforeseen, any of such nominees shall be unavailable to serve as director, the number of directors to be elected may be reduced. Each nominee for director will be elected by a plurality of votes cast at the Annual Meeting of Shareholders. Proxies will be voted FOR the election of the 8 nominees unless instructions to "withhold" votes are set forth on the proxy card. Withheld votes will be included as votes cast for purposes of determining a plurality.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO ELECT THE 8 NOMINEES FOR THE BOARD OF DIRECTORS NAMED BELOW.

NOMINEES FOR ELECTION AS DIRECTOR

                                                                  SERVED AS
                                                                   DIRECTOR
             NAME             AGE    PRINCIPAL OCCUPATION           SINCE
             ----             ---    --------------------         ---------
 Thomas J. Russell(1)(2).....  65 Chairman of the Board,
                                   EMCORE Corporation                1995
 Reuben F. Richards, Jr.(2)..  42 President and Chief
                                   Executive Officer, EMCORE
                                   Corporation                       1995
 Thomas G. Werthan...........  41 Vice President--Finance
                                   and Administration, Chief
                                   Financial Officer and
                                   Secretary, EMCORE
                                   Corporation                       1992
 Richard A. Stall(2).........  41 Vice President--
                                   Technology, EMCORE
                                   Corporation                       1996
 Robert Louis-Dreyfus........  50 Chairman of the Board of
                                   Directors and Chief
                                   Executive Officer of
                                   Adidas AG                         1997
 Hugh H. Fenwick(1)(3).......  60 Mayor of Bernardsville,
                                   New Jersey                  1990-1995 & 1997
 Shigeo Takayama.............  81 Chairman, President and
                                   Founder of Hakuto Co.,
                                   Ltd.                              1997
 Charles Scott...............  48 Chairman, Cordiant
                                   Communications Group plc          n/a

--------
(1)Member of Compensation Committee
(2)Member of Nominating Committee
(3)Member of Audit Committee

  Howard R. Curd, Howard F. Curd and Thomas Constance, who are currently directors, are not standing for reelection.

DIRECTORS AND EXECUTIVE OFFICERS

  Set forth below is certain information with respect to each of the nominees for the office of director and other executive officers of EMCORE.

  Thomas J. Russell, Ph.D.--Dr. Russell has been a director of the Company since May 1995 and was elected Chairman of the Board on December 6, 1996. Dr. Russell founded Bio/Dynamics, Inc. (biotech research) in 1961 and managed the company until its acquisition by IMS International (pharmaceutical information) in 1973, following which he served as President of that company's Life Sciences Division. From 1984 until 1988, he served as Director, then as Chairman of IMS International until its acquisition by Dun & Bradstreet in 1988. From 1988 to 1992, he served as Chairman of Applied Biosciences, Inc. (biotech research). Since 1992, he has been an investor and director of several companies. Dr. Russell currently serves as a director of Cordiant plc, Adidas AG, and Uniroyal Technology Corporation ("UTC"). Dr. Russell is one of three trustees of the AER 1997 Trust.

  Reuben F. Richards, Jr.--Mr. Richards joined the Company in October 1995 as its President and Chief Operating Officer and became Chief Executive Officer in December 1996. Mr. Richards has been a director of the Company since May 1995. From September 1994 to the present, Mr. Richards has been a Senior Managing Director of Jesup & Lamont Capital Markets Inc. ("Jesup & Lamont") (an affiliate of a registered broker-dealer). From December 1994 to the present, he has been a member of and President of Jesup & Lamont Merchant Partners, L.L.C. (merchant banking). From 1992-1994, Mr. Richards was a principal with Hauser, Richards & Co., a firm engaged in corporate restructuring and management turnarounds. From 1986-1992, Mr. Richards was a Director at Prudential-Bache Capital Funding in its Investment Banking Division. Mr. Richards also serves as a director of S.A. Telecommunications, Inc., a full service long distance telecommunications company located in Richardson, Texas.

  Thomas G. Werthan--Mr. Werthan joined the Company in 1992 as its Chief Financial Officer, Vice President--Finance and Administration and a director. Mr. Werthan is a Certified Public Accountant and has over 15 years experience in assisting high technology, venture capital financed growth companies. Prior to joining the Company in 1992, he was associated with The Russell Group, a venture capital partnership, as Chief Financial Officer for several portfolio companies. The Russell Group was affiliated with Thomas J. Russell, Chairman of the Board of Directors of the Company. From 1985 to 1989, Mr. Werthan served as Chief Operating Officer and Chief Financial Officer for Audio Visual Labs, Inc., a manufacturer of multimedia and computer graphics equipment.

  Richard A. Stall, Ph.D.--Dr. Stall became a director of the Company in December 1996. Dr. Stall helped found the Company in 1984 and has been Vice President--Technology at the Company since October, 1984, except for a sabbatical year in 1993 during which Dr. Stall acted as a consultant to the Company and his position was left unfilled. Prior to 1984, Dr. Stall was a member of the technical staff of AT&T Bell Laboratories and was responsible for the development of materials science technologies. He has co-authored more than 75 papers and holds four patents on materials science technology and the characterization of compound semiconductor materials.

  Robert Louis-Dreyfus--Mr. Louis-Dreyfus has been a director of the Company since March 1997. Mr. Louis-Dreyfus has been the Chairman of the Board of Directors and Chief Executive Officer of Adidas AG (sporting goods) since April 1993. Prior to that time, he had been from 1990 until 1993 the Chief Executive Officer of Saatchi & Saatchi plc (now Cordiant plc) (advertising) and a director of Saatchi & Saatchi plc from January 1990 until December 1994. Since 1992, he has been an investor and a director of several other companies. From 1982 until 1988, he served as Chief Operating Officer (1982 to 1983) and then as Chief Executive Officer (from 1984 to 1988) of IMS International until its acquisition by Dun & Bradstreet in 1988.

  Hugh H. Fenwick--Mr. Fenwick served as a director of the Company from 1990 until 1995, and was again elected to serve on the Company's Board of Directors in June 1997. Since 1992, Mr. Fenwick has been a private investor and he currently holds the office of Mayor of Bernardsville, New Jersey, to which he was elected in 1994. From 1990 until 1992, Mr. Fenwick was the Executive Director of the Alliance for Technology Management at the Stevens Institute in Hoboken, New Jersey. Prior to that time, Mr. Fenwick worked as a marketing executive with Lockheed Electronics and with Alenia (formerly Selenia), an Italian subsidiary of Raytheon.

  Shigeo Takayama--Mr. Takayama became a director of the Company in July 1997. Mr. Takayama is the Chairman, President of Hakuto Co., Ltd., which he founded in the 1950s and which is the Company's distributor in Japan and several Asian countries. Mr. Takayama is a Director of Emeritus of Semiconductor Equipment & Material International (SEMI), Chairman of the Japan Electronics Products Importers Association (JEPIA), and Director of the Japan Machinery Importers' Association (JMIA). Mr. Takayama is also a director of Temptronic Corp., a semiconductor test equipment manufacturer in Newton, Massachusetts, and of Anatel Corp., a TOC high-purity water monitor manufacturer in Boulder, Colorado.

  Charles Scott--Mr. Scott has been nominated to serve on the Company's Board of Directors. Mr. Scott is presently Chairman of Cordiant Communications Group plc, the successor corporation of the Saatchi & Saatchi Advertising Group. He joined Saatchi & Saatchi Company in 1990 and served as Chief Financial Officer until 1992 when he was appointed Chief Operating Officer. In 1993, be became Chief Executive Officer and held that position until 1996 when he assumed the title of Chairman.

EXECUTIVE OFFICERS:

  William J. Kroll, 53, joined the Company in 1994 as Vice President--Business Development and in 1996 became Executive Vice President--Business Development. Prior to 1994, Mr. Kroll served for seven years as Senior Vice President of Sales and Marketing for Matheson Gas Products, Inc., a manufacturer and distributor of specialty gases and gas control and handling equipment. In that position, Mr. Kroll was responsible for $100 million in sales and 700 employees worldwide. Prior to working at Matheson Gas Products, Mr. Kroll was Vice President of Marketing for Machine Technology, Inc., a manufacturer of semiconductor equipment for photoresist or applications, plasma strip, and related equipment.

  Paul T. Fabiano, 33, joined the Company in 1985 as a process engineer and has served as Vice President--Engineering since March 1996. Mr. Fabiano has experience in all critical phases of the Company's operations including sales, service, manufacturing and engineering. During his tenure at the Company, Mr. Fabiano has held various managerial positions including Vice President, Manufacturing and Director of Field Engineering.

  Louis A. Koszi, 53, joined the Company in 1995 as Vice President--Device Manufacturing. Prior to 1995, Mr. Koszi was a member of AT&T Bell Laboratories for 25 years. Mr. Koszi has experience in all phases of semiconductor device design and manufacturing processes and associated quality programs. Mr. Koszi holds 17 U.S. patents, five foreign patents, and is a co-author of 35 publications. He was named a Distinguished Member of Technical Staff in 1989. In 1992, he was presented with the Excellence in Engineering from the Optical Society of America.

  Laurence P. Wagner, 37, joined the Company in March 1996 as Vice President-- Wafer Manufacturing, and has more than twelve years experience in operations, engineering and research in the electronic and semiconductor materials industries. Before joining EMCORE, he spent seven years at Shipley Company, L.L.C., a subsidiary of Rohm & Haas, where he served successively as Corporate Projects Manager, Product Engineer, Engineering Manager, Manufacturing Manager, and, from 1994 to 1996, Operating Unit Manager.

  David D. Hess, 36, joined the Company in 1989 as General Accounting Manager. He was named Controller in 1990. Mr. Hess is a Certified Public Accountant and has more than ten years experience in monitoring and controlling all phases of product and process cost and general accounting systems. Prior to his employment at EMCORE, he held several positions as cost accounting manager, divisional accountant and inventory control supervisor in manufacturing firms such as Emerson Quiet Kool (air conditioner manufacturers), Huls, North America (paint/solvent processors), and Brintec Corporation (screw machine manufacturers).

  Thomas M. Brennan, 43, joined the Company as a result of the Company's acquisition of MicroOptical Devices, Inc. ("MODE") on December 5, 1997 and now serves as a Vice President of the Company. Prior to co-founding MODE, Mr. Brennan was a senior member of the technical staff at Sandia National Laboratories from 1986 to 1996. At Sandia, he focused his efforts on the material growth of III-V compound semiconductors, reactor design, in-situ reactor diagnostics, and material characterization. His responsibilities and activities included growth of some of the first vertical cavity surface-emitting laser ("VCSEL") material at Sandia and in the U.S., and development of new and unique manufacturing techniques for VCSEL material growth. Prior to joining Sandia, Mr. Brennan was a member of the technical staff at AT&T Bell Laboratories from 1980 to 1984. At both facilities, he focused his efforts on epitaxial materials growth and characterization, and epitaxial reactor design. He has published more than 100 articles and holds twelve patents issued and pending.

  Robert P. Bryan, Ph.D., 32, joined the Company as a result of the Company's acquisition of MODE on December 5, 1997 and now serves as a Vice President of the Company. Prior to co-founding MODE, he was a co-founder of Vixel Corporation in 1992, a Bloomfield, Colorado company which, at the time, was the first commercial company to develop and manufacture VCSEL devices for data links. He was the specific oversight executive for optoelectronic product development, including all engineering management. From 1990 to 1992, he was a senior member of the technical staff at Sandia National Laboratories where his research focused on the areas of VCSEL design, fabrication and characterization.

              COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  To the Company's knowledge, the only persons or groups that may be deemed to own beneficially 5% or more of the Company's outstanding Common Stock, as of January 23, 1998, are the following:

                                                          SHARES    PERCENT OF
                                                       BENEFICIALLY   COMMON
    NAME                 ADDRESS                          OWNED       STOCK
    ----                 -------                       ------------ ----------
Thomas J. Russell(1).... 2 North Tamiami Trail          2,151,244     21.5%
                         Sarasota, FL 34236
Gallium Enterprises,
 Inc.(2)................ c/o Harborstone Capital        1,650,045     16.9%
                         Mgmt.
                         152 West 57th St., 21st Flr.
                         New York, NY 10019
West Highland Capital,
 Inc.(3)................ 300 Drakes Landing Road          609,800      6.5%
                         Suite 290
                         Greenbrae, CA 94909

--------
(1) Includes 1,446,559 shares and warrants to purchase 513,910 shares owned by the AER 1997 Trust. Dr. Thomas J. Russell, one of three trustees for the AER Trust, is the Chairman of the Company.
(2) Includes warrants to purchase 432,535 shares. Gallium Enterprises Inc. is controlled by Robert Louis- Dreyfus, a member of the Board of Directors of the Company.
(3) Based on Schedule 13D/A filed with the Securities and Exchange Commission on October 22, 1997 (the "Schedule"). As described in the Schedule, West Highland Capital, Inc. shares voting power with a shareholder group consisting of Estero Partners, LLC, West Highland Partners, L.P., Buttonwood Partners, L.P. and Lang H. Gerhard.

                     COMMON STOCK OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of January 23, 1998, by (i) each of the Company's directors, (ii) each of the Company's executive officers and
(iii) the Company's directors and executive officers as a group. Except as otherwise indicated, each nominee named in the table has sole voting and investment power with respect to the shares as beneficially owned by him.

                                                           SHARES    PERCENT OF
                                                        BENEFICIALLY   COMMON
                          NAME                             OWNED       STOCK
                          ----                          ------------ ----------
   Thomas J. Russell(1)...............................   2,151,244     21.5%
   Reuben F. Richards, Jr.(2).........................     393,020      4.2%
   Thomas G. Werthan(3)...............................     114,650      1.2%
   Richard A. Stall(4)................................     142,846      1.5%
   Howard R. Curd(5)..................................     374,833      4.0%
   Howard F. Curd(6)..................................     356,333      3.8%
   Robert Louis-Dreyfus(7)............................   1,650,045     16.9%
   Shigeo Takayama(8).................................     367,368      3.8%
   Hugh H. Fenwick....................................       4,522       *
   William J. Kroll(9)................................      73,860       *
   Paul T. Fabiano(10)................................      65,821       *
   Louis A. Koszi(11).................................       6,519       *
   David Hess.........................................       6,901       *
   Thomas Brennan(12).................................     250,099      2.7%
   Robert Bryan(13)...................................     250,099      2.7%
   Charles Scott......................................         --         --
   All directors and executive officers as a group (13
    persons)(14)......................................   5,837,251     54.0%

--------
  * Less than 1.0%
 (1) Includes 1,446,559 shares and warrants to purchase 513,910 shares held by The AER 1997 Trust. See note (1) on previous page relating to The AER 1997 Trust.
 (2) Includes of options to purchase 29,412 shares and warrants to purchase 93,015 shares.
 (3) Includes options to purchase 28,534 shares and warrants to purchase 23,586 shares.
 (4) Includes options to purchase 33,271 shares and warrants to purchase 30,012 shares.
 (5) Includes warrants to purchase 93,015 shares.
 (6) Includes warrants to purchase 93,015 shares.
 (7) Consists of 1,217,510 shares and warrants to purchase 432,535 shares held by Gallium Enterprises Inc. See note 13.
 (8) Includes 367,368 shares owned by Hakuto & Co., Ltd.; Hakuto & Co., Ltd. is controlled by Shigeo Takayama.
 (9) Includes options to purchase 14,954 shares and warrants to purchase 16,134 shares.
(10) Includes options to purchase 14,744 shares and warrants to purchase 14,806 shares.
(11) Includes options to purchase 6,519 shares.
(12) Includes options to purchase 24,112 shares.
(13) Includes options to purchase 24,112 shares.
(14) Includes options to purchase 123,563 shares and warrants to purchase 1,311,193 shares.

CERTAIN TRANSACTIONS AND RELATED PARTIES

  In fiscal 1997, the Company entered into a non-exclusive and non-refundable technology licensing and royalty agreement with Uniroyal Technology Corporation ("UTC") for the process technology to develop and manufacture high brightness light emitting diodes. During fiscal year 1997, revenue associated with the UTC licensing agreement amounted to $2.5 million. UTC's Chairman and Chief Executive Officer, Howard

R. Curd, is a member of EMCORE's Board of Directors and EMCORE's Chairman, Thomas J. Russell, is on the Board of Directors of UTC. Additionally, the Company and a wholly-owned subsidiary of UTC have agreed in principle to form a venture in which the Company will have a minority interest, for the production and marketing of products related to this licensed technology. Subsequent to September 30, 1997, the Company's outstanding related party accounts receivable were paid in full and the payments under the terms of the licensing agreement are not refundable. The Company believes that these transactions were made on an arms' length basis.

  The Chairman and CEO of Hakuto & Co. Ltd. ("Hakuto"), the Company's Asian distributor, is a member of the Company's Board of Directors and Hakuto is a minority shareholder of the Company. During the year ended September 30, 1997, sales made through Hakuto approximated $9.1 million. The Company believes that these transactions were made on an arms' length basis.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based on the Company's review of copies of all disclosure reports filed by Directors and executive officers of the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company believes that there was compliance with all filing requirements of Section 16(a) applicable to Directors and executive officers of the Company during the fiscal year, except for Form 4 filed by Mr. Wagner with respect to an exercise of 1,941 options to purchase shares of Common Stock at an exercise price of $4.08 per share which was filed late.

COMPENSATION OF DIRECTORS

  The Board of Directors met six times during fiscal 1997. In July 1997, the Company instituted its Directors' Stock Award Plan whereby non-employee directors will receive a fee in the amount of $3,000 per Board meeting attended and $500 for each committee meeting attended ($600 for the Chairman of the committee), including in each case reimbursement of reasonable out-of-pocket expenses incurred in connection with such Board or committee. Payment of all fees will be made in Common Stock of the Company based on the average of the last reported bid and ask prices as of the close of trading on the Nasdaq National Market on the day next preceding the applicable meeting date. No director who is an employee of the Company will receive compensation for services rendered as a director. From time to time, Board members are invited to attend meetings of Board committees of which they are not members; in such cases, such Board members receive a committee meeting fee of $500 payable in Common Stock. During fiscal year 1997, all directors of the Company attended at least 89% of the aggregate meetings of the Board and committees on which they served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee currently consists of Thomas J. Russell, Howard R. Curd and Hugh H. Fenwick. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all executive officers of the Company, reviews general policy matters relating to compensation and benefits of executive officers and employees of the Company and administers the issuance of stock options and stock appreciation rights and awards of restricted stock to the Company's officers and key salaried employees. No member of the Compensation Committee is now or ever was an employee of the Company. The Compensation Committee meets once annually.

NOMINATING COMMITTEE

  The Company's Nominating Committee currently consists of Thomas J. Russell, Reuben F. Richards, Jr. and Richard Stall. The Nominating Committee recommends new members to the Company's Board of Directors. The Nominating Committee meets once annually. The Nominating Committee also recommends to the Board candidates for election as Directors, and would consider nominees recommended by stockholders. Such recommendations should be submitted in writing to the Secretary of the Company with a description of the proposed nominee's qualifications and other relevant biographical information, and the nominee's consent to serve as a director.

AUDIT COMMITTEE

  The Company's Audit Committee currently consists of and Howard F. Curd, Thomas E. Constance and Hugh H. Fenwick. The Audit Committee recommends the engagement of the Company's independent accountants, approves the auditing services performed, and reviews and evaluates the Company's accounting policies and systems of internal controls. The Audit Committee meets once annually.

LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Amended Certificate of Incorporation and Amended and Restated By-Laws include provisions (i) to reduce the personal liability of the Company's directors for monetary damage resulting from breaches of their fiduciary duty and (ii) to permit the Company to indemnify its directors and officers to the fullest extent permitted by New Jersey law. The Company has obtained directors' and officers' liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any pending or threatened litigation that might result in claims for indemnification by any director or executive officer.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ended September 30, 1997 and 1996 of those persons who during such fiscal year (i) served as the Company's Chief Executive Officer and (ii) were the four most highly-compensated officers (other than the Chief Executive Officer) (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION
                                     -------------------------------------------
          NAME AND            FISCAL               ADDITIONAL     OTHER ANNUAL
     PRINCIPAL POSITION        YEAR   SALARY     COMPENSATION(1) COMPENSATION(2)
     ------------------       ------ --------    --------------- ---------------
Reuben F. Richards, Jr.(3)..   1997  $195,000        $75,000            --
 President and Chief           1996  $193,750(4)     $75,000            --
 Operating Officer
Richard A. Stall............   1997  $125,000        $81,250            --
 Vice President--Technology    1996  $126,871        $44,000            --
Louis Koszi.................   1997  $118,750        $46,875         $6,000
 Vice President                1996  $100,000        $12,000         $6,000
 Pegasus Product Line
William J. Kroll............   1997  $100,000        $65,000         $6,000
 Executive Vice President--    1996  $104,610        $11,000         $6,000
 Business Development
Thomas G. Werthan...........   1997  $120,000        $30,000         $6,000
 Vice President--Finance and   1996  $120,487        $29,000         $6,000
 Administration and
 Chief Financial Officer

--------
(1) Consists of bonuses and commissions.
(2) Consists of insurance premiums and automobile allowances paid by the Company.
(3) Mr. Richards became Chief Executive Officer in December 1996.
(4) Of this amount, $145,000 was received from Jesup & Lamont. Mr. Richards' salary is now paid by the Company and his base annual compensation effective October 1, 1997 is $250,000.

                       OPTION GRANTS IN FISCAL YEAR 1997

                                       INDIVIDUAL GRANTS
                         ---------------------------------------------
                                                                       POTENTIAL REALIZABLE VALUE
                                    % OF TOTAL                          AT ASSUMED ANNUAL RATES
                         NUMBER OF   OPTIONS                                 OF STOCK PRICE
                         SECURITIES GRANTED TO                          APPRECIATION OVER STOCK
                         UNDERLYING EMPLOYEES  EXERCISE OR                   OPTION TERM(3)
                          OPTIONS   IN FISCAL   BASE PRICE  EXPIRATION --------------------------
          NAME           GRANTS(1)  YEAR 1997  ($/SHARE)(2)    DATE         5%           10%
          ----           ---------- ---------- ------------ ---------- ------------ -------------
Reuben F. Richards,
 Jr.....................
Richard A. Stall........   31,060     17.0%       10.20      11/22/06  $     87,589 $     193,504
Thomas G. Werthan.......   25,023     13.7%       10.20      11/22/06  $     70,565 $     155,893
William J. Kroll........   15,944      8.7%       10.20      11/22/06  $     44,962 $      99,331
Louis Koszi.............    3,185      1.7%       10.20      11/22/06  $      8,982 $      19,843

--------
(1) These stock options vest over five years at a rate of 20% per year and have a 10-year term.
(2) The option purchase price is equal to the fair market value at the date of the grant, November 22, 1996.
(3) In accordance with SEC rules, these columns show gains that might exist for the respective options, assuming the market price of the Company's Common Stock appreciates from the date of grant over a period of five years at the annualized rates of five and ten percent respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options would be zero.

  There were no option exercises by the Named Executive Officers in fiscal year 1997, 1996 or 1995.

  The following table sets forth the number of shares covered by exercisable and unexercisable options held by the Named Executive Officers on September 30, 1997 and the aggregate gains that would have been realized had these options been exercised on September 30, 1997, even though these options had not been exercised by the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                          AND YEAR-END OPTION VALUES

                                 TOTAL NUMBER OF        VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS
                              SEPTEMBER 30, 1997(1)   AT SEPTEMBER 30, 1997(2)
                            ------------------------- -------------------------
     NAME                   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
     ----                   ----------- ------------- ----------- -------------
   Reuben F. Richards,
    Jr.....................   29,412          --       $462,356     $    --
   Richard A. Stall........   27,059       37,825      $425,367     $371,893
   Thomas G. Werthan.......   23,530       30,905      $369,892     $306,412
   William J. Kroll........    8,823       21,827      $138,698     $182,538
   Louis Koszi.............    2,941       14,950      $ 46,233     $212,177

--------
(1) This represents the total number of shares subject to stock options held by the named executives at September 30, 1997. These options were granted on various dates during the fiscal years 1995 through 1997.
(2) These amounts represent the difference between the exercise price of the stock options and the closing price of the Company's stock on September 30, 1997, for all the in-the-money options held by each named executive. The in-the-money stock option exercise prices range from $3.03 to $10.20. These stock options were granted at the fair market value of the stock on the grant date.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee recommends compensation arrangements for the Company's executive officers and administers the Company's 1995 Incentive and Non-Statutory Stock Option Plan (the "Option Plan"). The Company's compensation program is designed, with the advice of independent consultants, to be competitive with companies similar in structure and business to the Company.


  The Company's executive compensation program is structured to help the Company achieve its business objectives by:

  . setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

  . designing equity-related and other performance-based incentive compensation programs to align the interests of management with the ongoing interests of shareholders;

  . providing incentive compensation that varies directly with both Company financial performance and individual contributions to that performance; and

  . linking compensation to elements that affect short- and long-term stock price performance.

  The Company has used a combination of salary and incentive compensation, including cash bonuses and equity-based incentives to achieve its compensation goals.

                      COMPENSATION OF EXECUTIVE OFFICERS

SALARY

  The salary levels of the Company's executive officers including the Chief Executive Officer, are intended to reflect the duties and level of responsibilities inherent in the position in question. Comparisons of the salaries paid by other companies in similar industries are considered in establishing the salary level for each position. The particular qualifications of the individual holding the position, relevant experience and the importance to the Company of the individual's expected contribution are also considered in establishing salaries.

  In general, compensation payments in excess of $1.0 million to any of the executive officers are subject to a limitation on deductibility by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. The deduction limit does not apply to performance based compensation that satifies certain requirements. The Compensation Committee has not yet determined a policy with regard to Section 162(m); however, no officer of the Company is expected to earn compensation in excess of $1.0 million in fiscal 1998.

PERFORMANCE AND INCENTIVE COMPENSATION

  Arrangements for bonus compensation for the Company's executive officers are also negotiated individually with each executive officer. Bonus compensation arrangements take various forms, but generally are based on factors such as the Company's financial performance, operating performance and individual performance.

EQUITY-RELATED INCENTIVES

  The Company's primary method of compensating senior executives has been through the grant of stock options granted at the commencement of their employment agreements. Stock options grants to executive officers are generally long-term and vest over five-year period in most cases. The Company has favored stock options as a way of aligning management's interests with the long-term interests of the Company's shareholders and inducing executives to remain with the Company on a long-term basis. Individual option grants have been based on the performance and level of responsibility of the optionee.

                                          Compensation Committee:
                                          Thomas J. Russell
                                          Howard R. Curd
                                          Hugh H. Fenwick

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total shareholders' return on the Company's Common Stock from the initial public offering dates through September 30, 1997 with the cumulative total return on the Nasdaq Stock Market Index and the Nasdaq Electronic Components Stocks Index (SIC Code 3674). The comparison assumes $100 was invested on March 6, 1997 in the Company's common stock. The Company did not declare, nor did it pay any dividends during the comparison period.

                    [STOCK PERFORMANCE GRAPH APPEARS HERE]

                      COMPARISON CUMULATIVE TOTAL RETURN
                           AMONG EMCORE CORPORATION,
                    NASDAQ MARKET INDEX AND SIC CODE INDEX

                           EMCORE          SIC CODE      NASDAQ MARKET
                         CORPORATION        INDEX            INDEX
            3/6/97          100             100             100
            3/31/97         107.88          97.78           93.54
            4/30/97         110.3           105.79          96.57
            5/30/97         164.85          108.94          107.42
            6/30/97         163.03          103.35          110.69
            7/31/97         240             127.73          122.33
            8/29/97         220.61          127.78          121.87
            9/30/97         181.82          129.26          129.18

                     ASSUMES $100 INVESTED ON MAR 06, 1997
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING SEPT. 30, 1997

      PROPOSAL II: TO APPROVE AN AMENDMENT TO THE 1995 INCENTIVE AND
                   NON-STATUTORY STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE THEREUNDER

  The Company's 1995 Incentive and Non-Statutory Stock Option Plan was originally adopted by the Board of Directors and approved by the Company's shareholders in 1995 (as thereafter amended, the "Plan"). The aggregate number of shares of Common Stock which may be issued under the Plan, as amended by the Board of Directors and the Company's shareholders in March 1996, after adjustment for the reverse stock split of the Common Stock in February 1997, is 647,059.

  As of December 1, 1997, options to purchase 521,972 shares of Common Stock were outstanding or approved to be granted under the Plan, at exercise prices of $3.03 to $24.75 per share, and 45,290 shares have been issued pursuant to options exercised under the Plan since its adoption and approval by the Board of Directors and the Company's shareholders in 1995, leaving 79,797 shares available for future awards. There are currently no stock appreciation rights granted and outstanding under the Plan. On October 23, 1997, the Board of Directors unanimously adopted an amendment to the Plan, subject to approval of the shareholders, to increase the number of shares of Common Stock that may be issued under the Plan by 725,000 shares. The Board of Directors approved this amendment to increase the number of shares issuable under the Plan to ensure that the Company can continue to grant awards under the Plan to key employees and other Plan participants at levels determined appropriate by the Company and to provide incentives for such persons to continue to promote the best interests of the Company and accomplish the other purposes of the Plan. If approved by the shareholders, the aggregate number of shares of Common Stock authorized for issuance pursuant to the Plan will be increased from 647,059 shares to 1,372,059 shares.

  If this proposal is adopted, the first sentence, paragraph 3(b) of the Plan would read as follows:

    "The aggregate number of shares of Common Stock available for grant under the Plan is 1,372,059, subject to adjustment pursuant to Section 8."

  The affirmative vote of a majority of the Company's shares of outstanding Common Stock entitled to vote at the Annual Meeting is required to approve this proposal to amend the Plan.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL II TO AMEND THE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER BY 725,000 SHARES.

  The essential features of the Plan, as amended as described herein, are summarized below. This summary is qualified in its entirety by reference to the full text of the Plan, as so amended, which will be made available to any shareholder of the Company requesting it in writing.

PURPOSES

  The purpose of the Plan is to give officers and executive personnel, and consultants or non-employee directors, of the Company and its subsidiaries an opportunity to acquire Common Stock, to provide an incentive for key employees and other participants to continue to promote the best interests of the Company and enhance its long-term performance, and to provide an incentive for key employees and other participants to join or remain with the Company and its subsidiaries.

TYPES OF AWARDS

  Incentive stock options ("ISOs") intended to qualify for special tax treatment in accordance with Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), and non-statutory stock options ("NSOs"), which do not qualify for such special tax treatment, may be granted under the Plan. In addition, stock appreciation rights ("SARs") may be granted under the Plan in conjunction with ISOs.

SHARES SUBJECT TO PLAN

  Subject to adjustment for certain corporate changes, as described below, the aggregate number of shares of Common Stock available for grant under the Plan, prior to the amendment described herein, is 647,059 shares. The shareholders are being asked to approve the amendment of the Plan to include an additional 725,000 shares to be available for grant thereunder. Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or treasury shares. To the extent that any option granted under the Plan expires or otherwise terminates unexercised (other than in connection with the exercise of a tandem SAR pursuant to which Common Stock is delivered to the holder thereof), the shares of Common Stock previously subject thereto are added to the shares available for grant under the Plan.

ADMINISTRATION

  The Plan is administered by the Board of Directors which, to the extent it shall determine, may delegate its administrative powers (other than its power to amend or terminate the Plan) to a committee (the "Committee") appointed by the Board of Directors and composed of not less than three members of the Board of Directors. The Board of Directors is authorized to determine (i) the persons to whom awards under the Plan shall be granted, (ii) the time or times at which such awards shall be granted, (iii) the form and amount of the awards and (iv) the limitations, restrictions and conditions applicable to any such award. In general, the Board of Directors also may interpret the Plan, prescribe, amend, and rescind rules and regulations relating to it, and make all other determinations it deems necessary or advisable for the administration of the Plan.

  The Board of Directors may from time to time alter, amend or suspend the Plan or any award granted thereunder, or may at any time terminate the Plan, except that it may not, without the approval of the Company's shareholders (except with respect to certain changes in corporate structure), (i) materially increase the total number of shares of Common Stock available for grant under the Plan, (ii) materially modify the class of eligible employees or participants under the Plan, (iii) materially increase benefits to any key employee who is subject to the restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (iv) effect a change relating to ISOs granted thereunder which is inconsistent with Section 422 of the Code and the regulations issued thereunder. No action taken by the Board of Directors in connection with the Plan, either with or without shareholder approval, may materially and adversely affect any outstanding award without the consent of the holder thereof.

  The Plan originally became effective on June 20, 1995. No award under the Plan may be granted after June 20, 2005, or the effective date of termination of the Plan by the Board of Directors, if earlier; however, awards theretofore granted may extend beyond such date.

  In the sole discretion of the Board of Directors, adjustments will be made in the number of shares of Common Stock available under the Plan, and the number of shares of Common Stock and the option price of shares subject to outstanding grants of options and SARs, to reflect increases or decreases in the number of shares of issued Common Stock resulting from a reorganization, recapitalization, stock split-up, stock distribution or combination of shares, or the payment of a share dividend or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company.

TERMS OF OPTIONS AND SARS

  Awards granted under the Plan will be exercisable and subject to such terms and conditions as the Board of Directors or the Committee determines in accordance with the Plan and which may be set forth in a written option agreement. In general, the option price for ISOs shall not be less than 100% of the fair market value of the Common Stock subject thereto on the date of grant thereof. The option price for NSOs shall not be less than 10% of the fair market value of the Common Stock subject thereto on the date of grant thereof. For purposes of the Plan, "fair market value" means, in general, the average of the mean between the bid and asked price, at the close of trading, or the closing price, for the Common Stock, if the Common Stock is traded on the over-the- counter market or listed on a national securities exchange, respectively, for the ten consecutive trading days immediately preceding a given date; otherwise, such fair market value is determined by the Board of Directors, in good faith. Upon notice of an intent to exercise an option in accordance with the Plan, the option price shall be paid in full in cash or by certified check or, in the Board of Directors' discretion, in shares of Common Stock already owned by the optionee. As soon as reasonably possible following such exercise of an option, a certificate representing the shares of Common Stock purchased thereby, registered in the name of the optionee, are delivered to such optionee.

  ISOs granted under the Plan may include a SAR, either at the time of the granting of the ISO or while the ISO is outstanding, which shall be exercisable only (i) to the extent that the underlying ISO is exercisable and
(ii) for such period of time as determined by the Board of Directors, expiring not later than the expiration date of the underlying ISO. A SAR is exercisable only when the fair market value of a share of Common Stock exceeds the option price specified for the ISO under which the SAR was granted. A SAR entitles the holder thereof to surrender to the Company unexercised the ISO to which such SAR is related, or any portion thereof, and to receive from the Company in exchange therefor that number of shares of Common Stock having an aggregate fair market value equal to the excess of the fair market value on the date of such surrender of one share of

Common Stock over the option price per share specified in such ISO, multiplied by the number of shares of Common Stock subject to the ISO, or portion thereof, which is so surrendered, or, at the election of the Board of Directors, cash in such amount. Notwithstanding the preceding sentence, the Company does not have a right to elect full or partial cash settlement upon the exercise of a SAR which is held by an officer or director of the Company unless such exercise occurs no less than six months after the date such SAR is granted, and either (1) the SARs held by such officer or director become automatically exercised for cash within 30 days prior to the effective date of a dissolution or liquidation of the Company, or a merger or consolidation of the Company in which the Company is not the surviving corporation, or (2) during the period beginning on the third, and ending on the twelfth, business day following the date of release by the Company for publication of its quarterly or annual summary statements of sales and earnings.

  Each option and SAR shall expire on the tenth anniversary of the date of grant thereof or, if earlier, the expiration date set forth in the applicable option agreement. Notwithstanding the foregoing, an option or SAR shall expire on the date 30 days following the date the employment or participation of the holder with the Company terminates for any reason other than death or disability. The Board of Directors may, however, permit a former employee to exercise an option or SAR, subject to compliance with any covenant not to compete in effect between the Company and such former employee, during a period following his or her termination of employment not exceeding three months. Any options and/or SARs held by a participant whose employment or other participation with the Company terminates due to disability or death expire no later than the first anniversary of such termination of employment or participation, or, if earlier, the expiration date of such options or SARs as described in the first sentence of this paragraph.

  Options and SARs awarded under the Plan may not be transferred except as provided by will or the applicable laws of descent or distribution, and shall not be subject to execution, attachment or similar process. An ISO or SAR may be exercised only by a key employee during his or her lifetime or, pursuant to the Plan, by his or her estate or the person who acquires the right to exercise such ISO or SAR upon his or her death by bequest or inheritance.

DISSOLUTION, MERGER AND CONSOLIDATION

  Except as described above with respect to SARs held by officers or directors, upon a dissolution or liquidation of the Company, or a merger or consolidation of the Company in which the Company is not the surviving corporation, each ISO and SAR granted under the Plan shall expire as of the effective date of such transaction. However, the Board of Directors is required to give at least 30 days' prior written notice of such an event to each optionee. After receipt of such notice such optionee may exercise his or her unexercised ISO or SAR, without regard to any installment exercise limitations thereof, but subject to the limitations on exercise following a termination of employment or other relationship of the optionee with the Company described above, at any time prior to the effective date of such transaction.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of certain significant United States Federal income tax consequences under the Code, as in effect on the date of this summary, applicable to the Company and a Plan participant in connection with the grant and exercise of NSOs, ISOs and SARs under the Plan. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or foreign tax consequences, or the effect of gift, estate or inheritance taxes. References to the "Company" in this summary of tax consequences shall mean the Company or the subsidiary of the Company that employs the Plan participant, as the case may be.

  The grant of an ISO or NSO will not result in taxable income to the recipient thereof or an income tax deduction to the Company. However, the transfer of Common Stock to optionees upon exercise of their options may or may not give rise to taxable income to the optionees and tax deductions to the Company depending upon whether the option is an NSO or an ISO.

  The exercise of an NSO generally results in immediate recognition of ordinary income by the NSO holder and a corresponding tax deduction to the Company in the amount by which the fair market value of the shares of

Common Stock acquired exceeds the aggregate option price. Upon disposition of any such shares, any appreciation or depreciation in the fair market value of such shares after the date of such exercise will generally be capital gain or loss.

  In general, the exercise of an ISO is exempt from income tax (although not from the alternative minimum tax) and does not result in a tax deduction to the Company at any time unless the ISO holder disposes of the Common Stock acquired thereby within two years of the date of grant of such ISO or one year of the date of such exercise (a "disqualifying disposition"). If these holding periods are satisfied, and if the ISO holder has been an employee of the Company at all times from the date of grant of the ISO to the day three months before such exercise (or twelve months in the case of termination of employment on account of disability), then such ISO holder will recognize any gain or loss upon disposition of such shares as capital gain or loss. However, if the ISO holder makes a disqualifying disposition of any such shares, he or she will generally be obligated to report as ordinary income for the year in which such disposition occurred the amount by which the fair market value of such shares on the date of exercise exceeded the option price thereof. The Company would be entitled to a deduction equal to the amount of any ordinary income so reported by such ISO holder. Any additional gain realized by such ISO holder on such a disqualifying disposition of such shares would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the ISO, the difference would be a capital loss to the ISO holder.

  The granting of SARs does not produce taxable income to the recipient thereof or an income tax deduction for the Company. Upon the exercise of a SAR for cash, the amount of cash received by the participant is immediately taxable to the participant as ordinary income and deductible by the Company. The exercise of a SAR for Common Stock is generally taxable and deductible in the same manner as the exercise of an NSO.

  Under Section 162(m) of the Code, the Company may be limited as to Federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to the Chief Executive Officer of the Company or any one of the other four highest paid executive officers who are employed by the Company on the last day of the taxable year. It is not intended that compensation resulting from any awards under the Plan will qualify for any exceptions to the limitations imposed by Section 162(m) of the Code.

  Under certain circumstances, accelerated vesting or exercise of options or SARs in connection with a "change in control" of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute payment provisions of Section 280G of the Code. To the extent it is so considered, the participant would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and the Company would be denied a tax deduction for the excess parachute payment.

               PROPOSAL III: APPOINTMENT OF INDEPENDENT AUDITORS

APPOINTMENT OF AUDITORS

  Coopers & Lybrand, L.L.P., independent certified public accountants, audited the financial statements of EMCORE Corporation for the fiscal year ending September 30, 1997. The Audit Committee and the Board of Directors have selected Coopers & Lybrand, L.L.P. as the independent auditors of the Company for the fiscal year ending September 30, 1998. The ratification of the appointment of Coopers & Lybrand, L.L.P. will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting. If the foregoing appointment of Coopers & Lybrand, L.L.P. is not ratified by shareholders, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the 1999 Annual Meeting of Shareholders will be subject to the approval of shareholders at that meeting.

  Representatives of Coopers & Lybrand, L.L.P. are expected to attend the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND, L.L.P. AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                                    GENERAL

OTHER MATTERS

  The Board of Directors knows of no other business which will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

SOLICITATION OF PROXIES

  The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this proxy statement. In addition to solicitation of proxies by mail, directors, officers and employees of the Company (who will receive no additional compensation therefor) may solicit the return of proxies by telephone, telegram or personal interview. Arrangement have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

  Each holder of the Company's Common Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope.

SHAREHOLDER PROPOSALS

  Shareholder proposals intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company no later than October 27, 1998. Proposals may be mailed to the Company, to the attention of Thomas G. Werthan, Secretary, 394 Elizabeth Avenue, Somerset, New Jersey 08873.

                                          By order of the Board of Directors

                                          Thomas G. Werthan
                                          Secretary

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                               EMCORE CORPORATION


The undersigned hereby appoints Reuben F. Richards, Jr. and Thomas Werthan proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of EMCORE Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held February 27, 1998 or any adjournment thereof.

       (Continued, and to be marked, dated and signed, on the other side)

The Board of Directors recommends a vote FOR proposals I, II, and III

                                             Please mark your
                                             votes as indicated       [X]
                                             in this example

Proposal I:     ELECTION OF DIRECTORS

                [_] FOR all nominees listed below
                [_] Withhold Authority to vote for all nominees listed below

                (Instruction: To withhold authority to vote for any individual nominee mark the box next to the nominee's name below.)

        Nominees:
                1. Thomas J. Russell            [_]
                2. Reuben F. Richards, Jr.      [_]
                3. Thomas G. Werthan            [_]
                4. Richard A. Stall             [_]
                5. Robert Louis-Dreyfus         [_]
                6. Hugh H. Fenwick              [_]
                7. Shigeo Takayama              [_]
                8. Charles Scott                [_]

Proposal II:    TO APPROVE AN AMENDMENT TO 1995        FOR    AGAINST    ABSTAIN
                INCENTIVE AND NON-STATUTORY STOCK      [_]      [_]        [_]
                OPTION PLAN TO INCREASE THE NUMBER
                OF NO PAR VALUE COMMON SHARES
                ISSUABLE THEREUNDER BY 725,000
                SHARES.

Proposal III:   TO RATIFY THE SELECTION OF COOPERS     FOR    AGAINST    ABSTAIN
                & LYBRAND, L.L.P. AS INDEPENDENT       [_]      [_]        [_]
                AUDITORS OF EMCORE CORPORATION FOR
                THE FISCAL YEAR ENDING SEPTEMBER
                30, 1998.


This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all proposals.


Signature(s)                                       Date
             -----------------------------------         ---------------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Please check here if you expect to attend the Annual Meeting of Shareholders [_]